Exhibit 99.1

News Release
Corporate Headquarters 4601 College Boulevard, Suite 300 Leawood, Kansas 66211 USA +1-913-327-4200	For Immediate Release		Date: October 26, 2004
	Media Contact:	Misti Garffie	1-913-327-4257	mgarffie@euronetworldwide.com

	Investor Relations (US)	IR Dept	1-913-327-4200	investor@euronetworldwide.com

Euronet Worldwide Reports Third Quarter 2004 Financial Results

LEAWOOD, KANSAS, USA—October 26, 2004—Euronet Worldwide, Inc. (NASDAQ: EEFT), a leading provider of secure electronic financial transaction solutions, announced consolidated revenues of $99.9 million for the third quarter ended September 30, 2004. These results compare to $53.1 million for the third quarter ended September 30, 2003. Consolidated operating income for the quarter was $10.0 million, compared to $3.7 million for the third quarter 2003. Adjusted EBITDA (operating income plus depreciation and amortization) was $14.2 million for third quarter 2004, compared to $6.8 million for the third quarter 2003.

Net income for the third quarter 2004 was $6.0 million, or $0.17 fully diluted earnings per share, compared to a net income of $1.4 million, or $0.05 per share, for the third quarter 2003. The third quarter 2004 net income included a foreign exchange gain of $0.4 million and a loss of less than $0.1 million on the early retirement of debt. Excluding this gain and loss, earnings per share were $0.16, or $5.6 million. Net income for the third quarter 2003 included a loss on discontinued operations of less than $0.1 million and a foreign exchange translation loss of $0.2 million; excluding these losses, earnings per share were $0.06, or $1.7 million.

Management analyzes historical results adjusted for certain items that are not necessarily ongoing in nature and that are incremental to the baseline of the business or non-operational in nature. Generally, these items include gains or losses associated with the sale of business assets or operations, market development costs, foreign exchange translations, discontinued operations, early debt retirement and other similar items as discussed in this press release. Management believes the exclusion of these items provides a better basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of any such non-GAAP financial measures.

The EFT Processing Segment posted third quarter 2004 revenues of $20.9 million, compared to $12.9 million reported for the third quarter 2003. Operating income for the third quarter was $4.2 million, compared to the prior year’s same quarter of $2.3 million. Third quarter 2004 Adjusted EBITDA was $6.5 million, compared to $4.1 million for the third quarter 2003. The EFT Processing Segment processed 70.1 million transactions in the third quarter 2004 compared to 31.0 million transactions for the same period last year. The segment completed the quarter with 5,404 ATMs owned or operated, compared to 3,254 ATMs at the end of the third quarter 2003. The improved results of the third quarter 2004 over the same quarter last year are largely attributable to the continued growth in ATMs under management, primarily in our Indian, Polish and Romanian markets, together with transactional growth from those ATMs. Euronet owns and/or operates ATMs in Hungary, Poland, Germany, Croatia, the Czech Republic, U.K., Greece, Romania, Slovakia, Kosovo, India, and Egypt.

The Prepaid Processing Segment reported third quarter 2004 revenues of $75.4 million, compared to $36.5 million reported for the third quarter 2003. Operating income for the third quarter was $7.7 million, compared to the prior year’s third quarter results of $3.0 million. Adjusted EBITDA for the third quarter 2004 was $9.3 million, compared to $3.9 million for the third quarter 2003. Total transactions processed by the Prepaid Processing Segment in the third quarter 2004 were 59.8 million, compared to 26.3 million prepaid transactions processed in the third quarter 2003. The Prepaid Processing Segment processes electronic point-of-sale prepaid transactions at more than 168,000 point-of-sale terminals across more than 79,000 retailers in Europe, Asia Pacific and the U.S. As previously announced, the company intends to expand its Prepaid Processing Segment both domestically and internationally through internal sales and promotional efforts as well as, if appropriate, acquisitions.

The Prepaid Processing Segment’s third quarter’s year-over-year revenue improvements were the result of a continuation of transaction growth from the company’s e-pay group, combined with the results of transact Elektronische Zahlungssysteme GmbH (transact), a German prepaid processor that was acquired in November 2003, and the company’s U.S. prepaid operations. Euronet expanded its prepaid business in the U.S. through the September 2003 acquisition of Austin International Marketing and Investments, Inc. (AIM), the January 2004 acquisition of Prepaid Concepts, Inc. (Precept), the May 2004 acquisition of Electronic Payment Solutions (EPS), and the July 2004 acquisition of Call Processing Inc. (CPI). Moreover, in the third quarter 2004, the Prepaid Processing segment benefited from stronger than average sales of transact’s POS terminals, which contributed approximately $0.7 million in gross margin. The quarterly Adjusted EBITDA and operating income improvements were generally correlated to the increases in revenues. Depreciation and amortization included approximately $0.9 million for amortization of intangible assets assigned for purchase accounting related to the acquisitions in the Prepaid Processing Segment.

The Software Solutions Segment reported $3.6 million in revenues, compared to $3.6 million in revenues for third quarter 2003. Software backlog at September 30, 2004 was $5.0 million, compared to $5.9 million at June 30, 2004. Operating income for the Software Solutions Segment was $0.6 million, compared to $0.4 million for the third quarter 2003.

The Corporate and Other Segment had $2.5 million of expenses in the third quarter 2004, compared to $1.9 million for the third quarter 2003, primarily due to increases in professional fees, largely driven by the requirements of Sarbanes-Oxley, insurance expense as a result of the increasing size of the company, and salary expense resulting from overall company growth and the impact of compensation increases.

All segments included, transactions processed in the third quarter 2004 were 130 million, compared to 57 million processed in the third quarter 2003. This increase was primarily due to the EFT Processing Segment implementation of ATM outsourcing agreements in India, Romania and Poland, combined with continued growth and acquisitions in the Prepaid Processing Segment.

The company’s unrestricted cash on hand was $36.9 million as of September 30, 2004 as compared to $32.0 million at June 30, 2004. The increase in unrestricted cash was due to the contribution of $14.2 million in Adjusted EBITDA for the quarter offset primarily by capital expenditures, interest, bond retirements and taxes paid. Euronet’s total indebtedness was $70.7 million as of September 30, 2004, compared to $70.3 million at June 30, 2004. The change in indebtedness included additions of approximately $2.2 million in new capital leases entered into, primarily in connection with ATM upgrades in Germany and a draw of $2.5 million on a bank line of credit used in part for the repayment of senior notes. These indebtedness items were offset by the repurchase of $4.4 million of the company’s 12 3/8% senior discount notes during the quarter. At September 30, 2004 the balance outstanding of 12 3/8% senior discount notes was approximately $28.5 million, and acquisition indebtedness was approximately $14.8 million.

Euronet also announced that it expects earnings per share for the fourth quarter 2004 to be approximately $0.02 better than the third quarter 2004. This increase does not take into consideration the effects of foreign exchange gains or losses, gains or losses on the early retirement of debt, discontinued operations, and other non-operating or unusual items as Euronet cannot reasonably project the amount of these items.

Euronet Worldwide will host an analyst conference call on Wednesday, October 27, 2004, at 10:00 a.m. U.S. Eastern Daylight Time to further discuss these results. The conference call will be broadcast on the Internet and can be accessed via the Euronet Worldwide Internet site at www.euronetworldwide.com or via Vcall at http://www.vcall.com/CEPage.asp?ID=89518. Participants should go to the web site at least 15 minutes before this event to download and install any necessary audio software. For those without Internet access, the conference call-in number is +1-877-407-9210 (USA) or +1-201-689-8049 (non-USA). The password is “Euronet.”

For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event at www.vcall.com/CEPage.asp?ID=89518 as well as via phone. To dial in for the replay, the call-in number is +1-877-660-6853 (USA) or +1-201-612-7415 (non-USA). The account number is 1628 and the conference ID number is 121227. The call replay will be available for two weeks. You can also access the Earnings presentation at www.euronetworldwide.com/investors/library/presentations.asp. No fees are charged to access any event.

About Euronet Worldwide

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The company offers outsourcing and consulting services, integrated EFT software, network gateways, and electronic prepaid top-up services to financial institutions, mobile operators and retailers. Euronet operates and services the largest pan-European group of ATMs and operates the largest India shared ATM network. Euronet is also the largest provider of prepaid processing, or top-up services, for prepaid mobile airtime. The company has processing centers located in the U.S., Europe and Asia, and processes electronic top-up transactions at more than 168,000 point-of-sale terminals across more than 79,000 retailers in Europe, Asia Pacific and the U.S. With corporate headquarters in Leawood, Kansas, USA, and 17 worldwide offices, Euronet serves clients in more than 65 countries. Visit the company’s web site at www.euronetworldwide.com.

Any statements contained in this news release, which concern the company’s or management’s intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet’s actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: technological developments affecting the market for the company’s products and services; foreign exchange fluctuations; and changes in laws and regulations affecting the company’s business. These risks and other risks are described in the company’s periodic filings with the Securities and Exchange Commission, including but not limited to Euronet’s Form 10-Qs for the periods ended March 31, 2004 and June 30, 2004 and its 10-K for the period ended December 31, 2004. Copies of these filings may be obtained by contacting the company or the SEC.

EURONET WORLDWIDE, INC.

Consolidated Statement of Operations and Comprehensive Income

(unaudited - in thousands, except share and per share data)

	Three months September 30,
	2004	2003
Revenues:
EFT processing services	$20,930	$12,925
Prepaid processing services	75,359	36,532
Software and related revenue	3,635	3,604

Total revenues	99,924	53,061

Operating expenses:
Direct operating costs	70,234	34,723
Salaries and benefits	11,395	8,266
Selling, general and administrative	4,106	3,315
Depreciation and amortization	4,215	3,067

Total operating expenses	89,950	49,371

Operating income	9,974	3,690

Other income (expense):
Interest income	864	300
Interest expense	(1,769)	(1,837)
Equity in income from unconsolidated subsidiaries	164	246
Loss on early retirement of debt	(32)	—
Foreign exchange gain (loss), net	419	(234)

Total other income (expense)	(354)	(1,525)

Income from continuing operations before income taxes and discontinued operations	9,620	2,165
Income tax expense	(3,657)	(740)

Income from continuing operations	5,963	1,425
Loss on discontinued operations, net	—	(49)

Net income	5,963	1,376
Translation adjustment	521	(361)

Comprehensive income	$6,484	$1,015

Net income per diluted share	$0.17	$0.05
Diluted weighted average shares outstanding	34,698,436	29,232,003

EURONET WORLDWIDE, INC.

Consolidated Summary Balance Sheets

(unaudited - in thousands)

	As of September 30, 2004	As of December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$36,892	$19,245
Restricted cash	57,650	58,280
Trade accounts receivable, net of allowance for doubtful accounts	83,373	75,648
Other current assets, net	29,180	14,781

Total current assets	207,095	167,954

Property, plant and equipment, net	34,367	20,658
Goodwill and intangible assets, net	140,985	111,285
Other assets	6,900	3,876

Total assets	$389,347	$303,773

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other current liabilities	$182,041	$147,947
Current portion of long-term debt and short-term borrowings	24,586	3,979

Total current liabilities	206,627	151,926

Obligations under capital leases, excluding current installments	16,007	3,240
Deferred income tax	8,271	7,828
Notes payable	29,083	55,792
Other long-term liabilities	2,332	3,118

Total liabilities	262,320	221,904
Stockholders’ equity	127,027	81,869

Total liabilities and stockholders’ equity	$389,347	$303,773

EURONET WORLDWIDE, INC.

Quarterly Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited - in millions)

	Three months ended September 30, 2004
	EFT Processing	Prepaid Processing	Software Solutions	Consolidated
Net Income	$2.3	$6.4	$0.6	$6.0

Add: Income tax	1.5	2.2	—	3.7
Add: Interest expense	0.4	—	—	1.8
Add: Foreign exchange loss	—	—	—	—
Less: Foreign exchange gain	—	—	—	(0.4)
Less: Income from unconsolidated subs	—	(0.2)	—	(0.2)
Less: Interest income	(0.1)	(0.8)	—	(0.9)
Rounding and other	0.1	0.1	—	—

Subtotal: Operating income	4.2	7.7	0.6	10.0

Add: Depreciation and amortization	2.3	1.6	0.3	4.2
Rounding and other	—	—	—	—

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$6.5	$9.3	$0.9	$14.2

EURONET WORLDWIDE, INC.

Quarterly Reconciliation of Net Income to Adjusted EBITDA by Segment

(unaudited - in millions)

	Three months ended September 30, 2003
	EFT Processing	Prepaid Processing	Software Solutions	Consolidated
Net Income	$1.6	$2.8	$0.4	$1.4

Add: Income tax	0.5	0.8	—	0.7
Add: Interest expense	0.1	—	—	1.8
Add: Foreign exchange loss	—	—	—	0.2
Less: Income from unconsolidated subs	—	(0.3)	—	(0.2)
Less: Interest income	—	(0.3)	—	(0.3)
Rounding and other	—	—	—	0.1

Subtotal: Operating income	2.2	3.0	0.4	3.7

Add: Depreciation and amortization	1.8	0.9	0.3	3.1
Add: Loss from discontinued operations, net of tax	—	—	—	0.1
Rounding and other	0.1	—	—	(0.1)

Earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$4.1	$3.9	$0.7	$6.8

EURONET WORLDWIDE, INC.

Reconciliation of Net Income Excluding FX, Discontinued Operations, Gain (Loss) on Sale and Retirement of Debt

(unaudited - in millions, except share and per share data)

	Three months ended September 30,
	2004	2003
Net Income	$6.0	$1.4
Add (deduct): Foreign exchange gain (loss )	(0.4)	0.2
Add (deduct): Discontinued operations	—	0.1
Add (deduct): Early debt retirement gain (loss )	—	—

Net income before foreign exchange gain (loss), discontinued operations, gain on sale and loss on retirement of debt	$5.6	$1.7

Net income per share and equivalent	$0.16	$0.06

Diluted weighted average share outstanding	34,698,436	29,232,003